Exhibit 99.1

RenovoRx Reports Full Year 2025 Financial Results
and Provides Business Update

RenovoCath® Generates $1.1 Million in 2025 Revenue in First Full Year of Commercialization

Phase III TIGeR-PaC Trial on Track for Enrollment Completion by the Middle of 2026, and Final Data Anticipated in 2027

With $13 Million on Hand, Company has the Funding, Business Plan, Leadership, and Infrastructure to Drive Growth and Shareholder Value

Management to Host Conference Call Today at 4:30 p.m. ET

MOUNTAIN VIEW, Calif. – March 30, 2026 – RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a life-sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a patented, FDA-cleared drug-delivery device, today announced its financial results for the full year and fourth quarter ended December 31, 2025, and is providing a business update to shareholders.

Shaun Bagai, Chief Executive Officer of RenovoRx, commented, “2025 marked a key year as it was our first full year of RenovoCath commercialization, generating over $1 million in revenue and reflecting strong initial physician adoption and demand in a handful of active commercial cancer centers. We also learned many valuable lessons to finalize our go-to-market strategy that we are implementing and building out a team to drive commercial growth in 2026 and beyond.”

Mr. Bagai continued, “We entered 2025 having just taken our initial steps towards commercialization, with no dedicated sales team and limited approved commercial cancer centers. We exited the year with a strong understanding of the market and a clear strategy supported by a focused and agile sales and marketing team. Our network of active commercial cancer center clients continues to grow, resulting in meaningful revenue generation. While we are still relatively early in the game, we believe we are beginning to unlock the broader commercial potential for RenovoCath as a stand-alone device. Adoption across U.S. cancer centers continues to build, driven by new and repeat orders, growing physician familiarity, and increasing procedural utilization. As of February 27, 2026, 12 U.S. cancer centers are utilizing RenovoCath, and 21 additional centers are evaluating the device, have completed evaluation, or are preparing for activation. These 33 centers represent a tripling of our near-term pipeline compared to the first quarter of 2025.”

“Importantly, we established our commercial infrastructure in the fourth quarter of 2025, positioning us to scale in 2026 with a targeted focus on high-volume cancer centers. On top of this, we have significantly strengthened our balance sheet with $10 million in gross proceeds (net proceeds of $9.2 million) from recent financing led by new and existing institutional investors including insider participation, giving us $13 million in cash on hand as of today. We strongly believe we now have the funding, business plan, leadership, and infrastructure to propel execution across all of our activities as we drive towards important milestones, including breakeven operations and trial data.”

“Simultaneously, we are advancing our pivotal Phase III TIGeR-PaC trial, which remains on track for full enrollment in the near term and with final results anticipated next year. We recently announced the achievement of a milestone by randomizing our 100th patient in the trial. As of March 24, 2026, 104 patients have been randomized with 72 events (deaths) observed. Our target of full enrollment by the middle of this year would ensure a minimum of 114 patients will be randomized. Our study protocol requires us to advance a minimum of 114 patients to randomization, so we are really in the home stretch of this trial. Moreover, our goal is to transition the 17 cancer centers that have used RenovoCath as part of the TIGeR-PaC trial to commercial customers for RenovoCath in the second half of 2026 after completion of TIGeR-PaC enrollment. Select TIGeR-PaC cancer centers have already begun using the TAMP™ (Trans-Arterial Micro-Perfusion) therapy platform, enabled by the RenovoCath device, for targeted drug-delivery in the treatment of patients diagnosed with solid tumors, giving us even more optimism for the expansion of our revenue potential” concluded Mr. Bagai.

RenovoCath Commercialization Update

RenovoRx achieved key milestones in the commercial launch of RenovoCath in 2025, its first full year of generating revenue. For the year ending December 31, 2025, the Company generated $1.1 million in revenue from RenovoCath sales, driven by both new cancer centers adopting the device and repeat orders from existing customers. This early commercial traction reflects increasing physician interest in targeted intra-arterial drug-delivery and shows that RenovoCath is becoming widely used within clinical workflows at leading, high-volume cancer centers. The Company also learned valuable lessons about cycle trends, activation timelines, customer preferences, and other commercial data which it expects to apply as it seeks to grow RenovoCath revenues in 2026 and beyond.

Adoption continued to expand across the United States, with 12 cancer centers actively utilizing RenovoCath as of early 2026 and a growing pipeline of additional centers evaluating the device, having completed evaluation or are preparing for activation. The Company is also observing repeat ordering patterns and increased procedural utilization among early adopters, reinforcing confidence in physician satisfaction and the potential for recurring revenue. RenovoRx believes these trends support the long-term commercial opportunity for RenovoCath as both a stand-alone device and a foundational platform for future drug-device combination therapies.

RenovoRx continues to estimate that the initial total addressable market (TAM) for RenovoCath as a stand-alone device represents an approximately $400 million peak annual U.S. sales opportunity, and ultimately a multi-billion-dollar potential as the platform expands into additional solid tumor indications.

Clinical Research and Scientific Programs Update

RenovoRx continues to advance its ongoing Phase III TIGeR-PaC clinical trial evaluating intra-arterial delivery of gemcitabine (IAG) via the RenovoCath device for the treatment of locally advanced pancreatic cancer (LAPC). The current protocol and statistical analysis plan for the TIGeR-PaC trial requires 114 randomized patients, with 86 events (deaths) necessary to complete the final analysis. As of March 24, 2026, 104 patients have been randomized and 72 events have occurred. RenovoRx anticipates completion of enrollment by the middle of 2026, ensuring a minimum of 114 patients will be randomized.

During 2025, the TIGeR-PaC trial reached a key milestone with the completion of the second pre-planned interim analysis. Following its review, the independent Data Monitoring Committee for the trial recommended that the study continue without modification, which the Company believes is an expression of confidence in the potential for a positive outcome in the trial overall. TIGeR-PaC remains the cornerstone of RenovoRx’s clinical development strategy and is designed to evaluate overall survival benefit with the potential to support a future New Drug Application submission, if successful.

The Company also continues to advance broader clinical programs by generating new data through post-marketing registry studies in solid tumors and continued support of investigator-initiated trials (IIT) in borderline resectable and metastatic pancreatic cancer, along with exploring physician interest in other areas. Registry and IIT studies achieve cost neutrality as capital-efficient studies providing meaningful data that may further broaden the application for the TAMP™ (Trans-Arterial Micro-Perfusion) therapy platform which is enabled by RenovoCath.

Fourth Quarter 2025 and Subsequent Key Highlights

During the fourth quarter of 2025, RenovoRx completed the initial buildout of its commercial infrastructure, including the launch of its sales and marketing team, and continued advancing its commercialization strategy.

RenovoRx strengthened its executive leadership team in February 2026 to support the commercial growth of RenovoCath with the appointment of Mark Voll as Chief Financial Officer. Mr. Voll brings more than 30 years of financial leadership experience with a proven track record of guiding high-growth public companies through periods of commercial buildout and strategic development. He has served as Chief Financial Officer for multiple publicly traded technology companies where he successfully led initiatives that scaled operations into high-growth businesses.

In February 2026, the Company established the RenovoCath Medical Advisory Board (MAB) to provide strategic clinical guidance in advancing the TAMP therapy platform across indications of high unmet medical needs. The MAB includes leading interventional oncology experts: Nadine Abi-Jaoudeh, MD of UCI Health, Mustafa Al-Roubaie, MD of Moffitt Cancer Center, Khashayar Farsad, MD, PhD of Oregon Health and Science University, Ripal Gandhi, MD of Baptist Health South Florida, Paula Marie Novelli, MD of University of Pittsburgh Medical Center and Jonathan Kessler, MD of City of Hope Comprehensive Cancer Center.

On March 20, 2026, RenovoRx closed on an oversubscribed private placement of common stock and revenue milestone warrants resulting in gross proceeds of $10 million to RenovoRx, before deducting placement agent fees and offering expenses with net proceeds of $9.2 million. The financing was led by new and existing high-quality institutional investors, and the Company intends to use the net proceeds from the private placement for working capital and general corporate purposes.

The net proceeds of the private placement provide RenovoRx with a total of approximately $13 million cash and cash equivalents in hand to drive its business towards the expected achievement of important milestones in 2026 and 2027.

Financial Highlights for the Full Year Ended December 31, 2025

Revenue for the year ended December 31, 2025, was $1.1 million, compared to $43,000 for the year ended December 31, 2024. Fiscal year 2025 marked our first full year of revenue of RenovoCath and early customer adoption across U.S. cancer centers.

Cash and cash equivalents were approximately $7.0 million as of December 31, 2025. Subsequent to year end, on March 20, 2026, the Company strengthened its balance sheet and closed a private placement offering with gross proceeds of $10 million and net proceeds of $9.2 million.

Research and development expenses were approximately $6.3 million for the year ended December 31, 2025, compared to approximately $6.0 million for the same period last year. The increase was primarily attributable to continued investment in the Company’s ongoing Phase III TIGeR-PaC clinical trial, as well as development activities related to the next generation of the RenovoCath device.

Selling, general, and administrative expenses were approximately $7.0 million for the year ended December 31, 2025, compared to approximately $5.0 million for the year ended December 31, 2024. The increase was primarily driven by the buildout of the Company’s commercial infrastructure, including sales and marketing capabilities, as well as higher professional services and personnel-related costs.

Net loss for the year ended December 31, 2025, was approximately $11.2 million, compared to approximately $8.8 million for the prior year.

Shares of common stock outstanding as of March 23, 2026 was 45,052,706.

Conference Call Details

Event:	RenovoRx Fourth Quarter & Full Year 2025 Financial Results and Business Highlights Call
Date:	Monday, March 30, 2026
Time:	4:30 p.m. ET
Live Call:	1-877-407-4018 (U.S. Toll Free) or 1-201-689-8471 (International)
Webcast:	https://ir.renovorx.com/news-events/ir-calendar-events

For interested individuals unable to join the conference call, a link to the recording will be available on RenovoRx’s Investor Relations website, and a dial-in replay will be available until April 13, 2026 and can be accessed by dialing 1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International) and entering replay pin number 13758677.

A question and answer session will occur at the end of the call, and a link to the recording of this presentation will be available on RenovoRx’s Investor Relations website after the event.

RenovoRx, Inc.

Selected Balance Sheet Data

(in thousands, except for share and per share amount)

	December 31,	December 31,
	2025	2024

Cash and cash equivalents	$7,024	$7,154

Total assets	$8,095	$8,118

Total liabilities	$2,673	$3,640
Total stockholders’ equity	5,422	4,478
Total liabilities and stockholders’ equity	$8,095	$8,118

RenovoRx, Inc.

Selected Statement of Operations Data

(in thousands, except for share and per share amount)

	Year Ended
	December 31,
	2025	2024

Revenues	$1,123	$43
Cost of revenues	327	-
Gross profit	$796	$43

Operating expenses:
Research and development	6,269	6,025
Selling, general and administrative	7,037	4,988
Total Operating expenses	13,306	11,013
Loss from operations	(12,510)	(10,970)
Change in fair value of warrant liability	915	1,772
Interest and dividend income, net	427	384
Total other income, net	1,342	2,156
Net loss	$(11,168)	$(8,814)

Net loss per share, basic and diluted	$(0.32)	$(0.40)

Weighted-average shares of common stock outstanding - basic and diluted	35,333,127	22,271,163

About RenovoCath

Based on its FDA clearance, RenovoCath® is intended for the isolation of blood flow and delivery of fluids, including diagnostic and/or therapeutic agents, to select sites in the peripheral vascular system. RenovoCath is also indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. For further information regarding our RenovoCath Instructions for Use (“IFU”), please see: IFU-10004-Rev.-G-Universal-IFU.pdf.

About RenovoRx, Inc.

RenovoRx, Inc. (Nasdaq: RNXT) is a life sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a novel, U.S. Food and Drug Administration (FDA)-cleared local drug-delivery device, targeting high unmet medical needs. RenovoRx’s patented Trans-Arterial Micro-Perfusion (TAMP™) therapy platform is designed for targeted therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, while potentially minimizing a therapy’s toxicities versus systemic intravenous therapy. RenovoRx’s novel approach to targeted treatment offers the potential for increased safety, tolerance, and improved efficacy, and its mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

RenovoRx is actively commercializing its TAMP technology and FDA-cleared RenovoCath as a stand-alone device. In its first full year of commercial efforts, RenovoRx generated approximately $1.1 million in RenovoCath sales and learned valuable lessons that will help drive growth in 2026 and beyond. Several customers have already initiated repeat orders and the number of medical institutions initiating new RenovoCath orders is expanding, including several esteemed, high-volume National Cancer Institute-designated centers. To meet and satisfy the anticipated demand, RenovoRx will continue to actively explore further revenue-generating activity, either on its own or in tandem with a medical device commercial partner.

RenovoRx is also evaluating its novel drug-device combination oncology product candidate (intra-arterial gemcitabine delivered via RenovoCath, known as IAG) in the ongoing Phase III TIGeR-PaC trial. IAG is being evaluated by the Center for Drug Evaluation and Research (the drug division of the FDA) under a U.S. investigational new drug application that is regulated by the FDA’s 21 CFR 312 pathway. IAG utilizes RenovoCath, the Company’s patented, FDA-cleared drug-delivery device, indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion.

The IAG combination product candidate, which is enabled by the RenovoCath device, is currently under investigation and has not been approved for commercial sale. RenovoCath with gemcitabine received Orphan Drug Designation for pancreatic cancer and bile duct cancer, which provides seven years of market exclusivity upon new drug application approval by the FDA.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call described herein, and statements of the Company’s management made in connection therewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding (i) our clinical trials and studies, (ii) the potential for our product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and (iii) our efforts to commercialize our RenovoCath and our TAMP technology. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon our current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of our control, and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections, and statements relating to our research and development plans, intellectual property development, clinical trials, our therapy platform, business plans, financing plans, objectives, and expected operating results, which are based on current expectations and assumptions that are subject to known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expected,” “plans,” “aims,” “anticipates,” “believes,” “forecasts,” “estimates,” “intends,” “potential,” “milestone” and “towards” or the negative of these terms or other comparable terminology regarding RenovoRx’s expectations strategy, plans, or intentions, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: (i) the risk that our exploration of commercial opportunities for our TAMP technology may not lead to viable, revenue generating operations; (ii) circumstances which would adversely impact our ability to efficiently utilize our cash resources on hand or raise additional funding; (iii) the timing of the initiation, progress, and potential results (including the results of interim analyses) of our preclinical studies, clinical trials, and our research programs; (iv) the possibility that interim results may not be predictive of the outcome of our clinical trials, which may not demonstrate sufficient safety and efficacy to support regulatory approval of our product candidate; (v) that the applicable regulatory authorities may disagree with our interpretation of the data, research, and clinical development plans and timelines, and the regulatory process for our product candidates; (vi) future potential regulatory milestones for our product candidates, including those related to current and planned clinical studies; (vii) our ability to use and expand our therapy platform to build a pipeline of product candidates; (viii) our ability to advance product candidates into, and successfully complete, clinical trials; (ix) the timing or likelihood of regulatory filings and approvals; (x) our estimates of the number of patients who suffer from the diseases we are targeting and the number of patients that may enroll in our clinical trials; (xi) the commercialization potential of our product candidates, if approved; (xii) our ability and the potential to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved; (xiii) future strategic arrangements and/or collaborations and the potential benefits of such arrangements; (xiv) our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing and our ability to obtain additional capital; (xv) the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements; (xvi) our ability to retain the continued service of our key personnel and to identify, and hire and retain additional qualified personnel; (xvii) the implementation of our strategic plans for our business and product candidates; (xviii) the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform, product candidates, and research programs; (xix) our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; (xx) the pricing, coverage, and reimbursement of our product candidates, if approved; and (xxi) developments relating to our competitors and our industry, including competing product candidates and therapies. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission.

Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

T:212-896-1254

RenovoRX@KCSA.com